Exhibit 10.3
FORM A
STANDARD NON-ISO GRANT
Grant #%%OPTION_NUMBER%-%
ev3 INC. THIRD AMENDED AND RESTATED
2005 INCENTIVE PLAN
OPTION CERTIFICATE
ev3 Inc., a Delaware corporation, in accordance with the ev3 Inc. Third Amended and Restated 2005 Incentive Plan (the “Plan”), hereby grants an Option to %%FIRST_NAME%-% %%LAST_NAME%-%, who shall be referred to as “Optionee”, to purchase from the Company %%TOTAL_SHARES_GRANTED,’999,999,999’%-% shares of Stock at an Option Price per share equal to $%%OPTION_PRICE,$999,999,999.99’%-%, which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan. This grant has been made as of %%OPTION_DATE%_%, which shall be referred to as the “Grant Date”. This Option is not intended to satisfy the requirements of § 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

ev3 INC.
By:	/s/ Shawn McCormick
Shawn McCormick
SVP and Chief Financial Officer

TERMS AND CONDITIONS
     § 1. Plan. This Option grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter are either defined in this Option Certificate or in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan has been made available to Optionee as further described in § 12.

§ 2.	Vesting and Option Expiration.
(a)	General Rule. Subject to § 2(b) and § 2(c), Optionee’s right under this Option Certificate to exercise this Option shall vest with respect to: (1) 25% of the shares of Stock which may be purchased under this Option Certificate (rounding down to the nearest whole number of shares of Stock) on %%VEST_DATE_PERIOD1%-%, such date being twelve (12) months from the Grant Date, provided he or she remains continuously employed by the Company or continues to provide services to the Company through such date, and (2) with respect to the remaining 75% of such shares of Stock, in as nearly equal amounts as possible, on the %%VEST_DATE_PERIOD1,’DD’%-% day of each of the next thirty-six (36) months thereafter, ending on %%VEST_DATE_PERIOD2%-% provided he or she remains continuously employed by the Company or continues to provide services to the Company through each such date.

(b)	Option Expiration Rules.
(1)	Non-Vested Shares. If Optionee’s employment or service with the Company terminates for any reason whatsoever, including death, Disability or retirement, while there are any non-vested shares of Stock subject to this Option under § 2(a), this Option immediately upon such termination of employment or service shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock.

(2)	Vested Shares. Optionee’s right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date. However, if Optionee’s employment or service relationship with the Company terminates before the tenth anniversary of the Grant Date, Optionee’s right to exercise this Option which has vested under § 2(a) shall expire and shall have no further force or effect and shall be null and void:
(A)	on the date his or her employment or service relationship terminates if his or her employment or service relationship terminates for Cause,

(B)	on the first anniversary of the date his or her employment or service relationship terminates if his or her employment or service relationship terminates as a result of his or her death or Disability, or

(C)	at the end of the 90 day period which starts on the date his or her employment or service relationship terminates if his or her employment or service relationship terminates other than (1) for Cause or (2) as a result of his or her death or Disability.
(c)	Special Rules.
(1)	Sale of Business Unit. The Committee, in connection with the sale of any Subsidiary, Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Option or the rights under this Option will be adversely affected by such transaction:
(A)	accelerate the time Optionee’s right to exercise this Option will vest under § 2(a),

(B)	provide for vesting after such sale or other disposition, or

(C)	extend the time at which this Option will expire (but not beyond the tenth anniversary of the Grant Date).
(2)	Change in Control. If there is a Change in Control of the Company, this Option shall be subject to the provisions of § 17 of the Plan with respect to such Change in Control.

(3)	Affiliates. For purposes of this Option Certificate, any reference to the Company shall include any Affiliate, Parent or Subsidiary of the Company, and a transfer of employment or service relationship between the Company and any Affiliate, Parent or Subsidiary of the Company or between any Affiliate, Parent or Subsidiary of the Company shall not be treated as a termination of employment or service relationship under the Plan or this Option Certificate.

(4)	Termination of Employment or Service Relationship. For purposes of this Option Certificate, if the Optionee’s employment with the Company terminates while there are any non-vested shares of Stock subject to this Option under § 2(a) but the Optionee at such time then becomes an independent consultant to the Company, the Optionee’s right under this Option Certificate to exercise this Option shall continue to vest so long as the Optionee continues to provide services to the Company in accordance with § 2(a). For purposes of this Option Certificate, except as otherwise provided below, if the Optionee’s employment with the Company terminates but the Optionee at such time then becomes an independent consultant to the Company, the termination of the Optionee’s employment shall not result in the expiration of the Option under § 2(b)(1) or 2(b)(2). Notwithstanding the foregoing, the Optionee’s right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date.
(5)	Effect of Actions Constituting Cause or Adverse Action. If Optionee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one year after the termination of Optionee’s employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of Optionee’s employment or other service with the Company or any Subsidiary and irrespective of whether or not Optionee was terminated as a result of such Cause or Adverse Action, (i) all rights of Optionee under the Plan and this Option Certificate shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, this Option and to require Optionee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares subject to this Option). The Company may defer the exercise of this Option for a period of up to six (6) months after receipt of Optionee’s written notice of exercise or the issuance of share certificates upon the vesting of this Option for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action.

(6)	Fractional Shares. Optionee’s right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock. If Optionee exercises this Option on any date when this Option includes a fractional share of

Stock, his or her exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.
     § 3. Method of Exercise of Option. Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under § 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Company for the exercise of an Option. The Option Price shall be paid at exercise either in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by (i) by tender, or attestation as to ownership, of Shares that are already owned by the Optionee that are acceptable to the Committee (“Previously Acquired Shares”); (ii) by a “net exercise” of the Option (as further described below); (iii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market; (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its discretion. In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Optionee but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price for the Shares exercised under this method. Shares of Common Stock will no longer be outstanding under this Option (and will therefore not thereafter be exercisable) following the exercise of this Option to the extent of (i) shares used to pay the exercise price of this Option under the “net exercise,” and (ii) shares actually delivered to the Optionee as a result of such exercise. Previously Acquired Shares tendered or covered by an attestation as payment of an Option exercise price will be valued at their Fair Market Value on the exercise date.
     § 4. Delivery and Other Laws. The Company shall deliver appropriate and proper evidence of ownership of any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law or rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.
     § 5. Non-transferable. No rights granted under this Option shall be transferable by Optionee other than (a) by will or by the laws of descent and distribution or (b) to a “family member” as provided in § 19.2 of the Plan. The person or persons, if any, to whom this Option is transferred shall be treated after Optionee’s death the same as Optionee under this Option Certificate.
     § 6. No Right to Continue Service. Neither the Plan, this Option, nor any related material shall give Optionee the right to continue in employment by or perform services to the Company or shall adversely affect the right of the Company to terminate

Optionee’s employment or service relationship with the Company with or without Cause at any time.
     § 7. Stockholder Status. Optionee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.
     § 8. Governing Law. The Plan and this Option Certificate shall be governed by the laws of the State of Delaware.
     § 9. Binding Effect. This Option Certificate shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.
     § 10. Tax Withholding. This Option has been granted subject to the condition that Optionee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state withholding requirements, if any, which the Company determines are applicable upon the exercise of this Option.
     § 11. References. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.
     § 12. Availability of Copy of Plan and Plan Prospectus. A copy of the plan document and prospectus for the ev3 Inc. Third Amended and Restated 2005 Incentive Plan are available on the Company’s intranet portal under the “Employee Tools” section, which can be accessed by opening your web browser from your Company desktop or laptop computer. If you like to receive a paper copy of the plan document and/or plan prospectus, please contact:
Kevin M. Klemz
Senior Vice President, Secretary and Chief Legal Officer
ev3 Inc.
3033 Campus Drive
Plymouth, Minnesota 55441
(763) 398-7000
KKlemz@ev3.net
     § 13. Availability of Annual Report to Stockholders and Other SEC Filings. A copy of the Company’s most recent annual report to stockholders and other filings made with the Securities and Exchange Commission are available on the Company’s internet website, www.ev3.net, under the Investors Relations—SEC Filings section. If you like to receive a paper copy of the Company’s most recent annual report to stockholders and other filings made by the Company with the Securities and Exchange Commission, please contact Kevin M. Klemz at the address, telephone number or e-mail address above.
     § 14. Nature of the Grant. In accepting this Option grant, Optionee acknowledges that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Option Certificate;

(b)	the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)	all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d)	Optionee is voluntarily participating in the Plan;

(e)	the Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(f)	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty and if Optionee vests in the Option grant, exercises this Option in accordance with the terms of this Option Certificate and is issued shares of Stock, the value of those shares may increase or decrease;

(g)	in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or shares of Stock acquired upon exercise of this Option resulting from termination of Optionee’s employment or service by the Company or one of its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of this Option Certificate, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(h)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s purchase or sale of the underlying shares of Stock; and

(i)	Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.